UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 7, 2004

The Rowe Companies
(Exact name of registrant as specified in its charter)

Nevada	1-10226	54-0458563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Blvd, Suite 710, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	703-847-8670

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 - Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Item 2.05 – Costs Associated with Exit or Disposal Activities

The following information is filed pursuant to both Items 2.04 and 2.05 of Form 8-K:

Effective October 7, 2004, the Company’s Board of Directors approved a plan to dispose of a real estate investment property, located in Jessup, Maryland. The primary reasons for Board’s decision to sell the Jessup property were the desire to dispose of a non-core asset, the avoidance of significant capital expenditures that will be required in coming years, absent a disposition of this property, and a reduction in the Company’s outstanding indebtedness. This property, which had a net book value on the Company’s balance sheet as of August 29, 2004 of $6.6 million, secures a $5.8 million loan to the Company.

While the Company’s management has held informal discussions with potential purchasers of the Jessup property, a definitive agreement to sell the property has not yet been reached and no assurance can be given that one will be reached on terms acceptable to the Company. The principal components of the costs the Company will incur to sell the Jessup property are set forth below, including the estimated amounts of these components, which could vary from the amounts shown, depending on the price at which the property is sold, if sold, and the timing of the completion of the sale:

Commission on the sale of real estate	$450,000
Other closing costs	200,000
Prepayment penalty on Sylmar loan (described below)	650,000

Total expected cash outlays	$1,300,000
Non-cash charges:
Write-off of loan fees, prepaids and other deferred items	300,000

Total costs expected to be incurred	$1,600,000

The above amounts assume the purchaser will assume the Company’s $5.8 million indebtedness secured by the Jessup property. If the purchaser does not assume this debt, the Company will, under the loan terms, be required to pay off or refinance the loan and incur an additional cash outlay of approximately $1.1 million for loan prepayment penalties (not reflected in the table above). No assurance can be given that the purchaser will assume this debt. Beginning with the current quarter, ending November 28, 2004, income and expense items associated with the Jessup property will be classified as discontinued operations, and prior periods will be restated to conform with that classification.

The decision to sell the Jessup property follows a decision by the Board in June 2004 to sell another real estate investment property, located in Sylmar, California. While the Company did enter into an agreement to sell the Sylmar property, the purchaser executed its withdrawal option and cancelled the agreement in August 2004. The Company continues to explore other avenues to dispose of the Sylmar property. A sale of the Jessup property will trigger the cross-collateralization provisions of a $3.1 million loan to the Company secured by the Sylmar property, and the lender (the same lender on the $5.8 million loan secured by the Jessup property) will have the right to accelerate the maturity of the debt, requiring the Company to pay off or re-finance the loan. The lender has informed the Company that it plans to exercise this right if the Jessup property is sold, which would cause the Company to incur a $650,000 prepayment penalty on the Sylmar loan, reflected in the table above. While a sale of the Sylmar property would in turn trigger the cross-collateralization provisions of the loan secured by the Jessup property, the lender has indicated to the Company that it does not plan to exercise its rights to accelerate the maturity of the Jessup loan if the Sylmar property, but not the Jessup property, is sold.

No impairment of any investment property is anticipated as a result of the transactions contemplated.

Forward-Looking Statements

When used in this Current Report on Form 8-K and in other filings with the Securities and Exchange Commission, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions, as well as the use of future dates, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, customer acceptance of existing and new products, or otherwise; the price at which an investment property is sold, and the timing of any such sale; pending or future litigation; pricing pressures due to excess capacity; raw material cost increases; transportation cost increases; the inability of a major customer to meet its obligations; loss of significant customers in connection with a merger, acquisition, redisposition, bankruptcy or otherwise; actions of current or new competitors; increased advertising costs associated with promotional efforts; change of tax rates; change of interest rates; future business decisions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Additional risks are described in the Company’s annual and quarterly filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ROWE COMPANIES
Registrant

Date: October 12, 2004	/s/ Gene S. Morphis
Gene S. Morphis
Chief Financial Officer;
Secretary-Treasurer

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